August 11, 2008

Robert C. Rowe

P.O. Box 1857

Helena, Montana 59624

Dear Bob,

On behalf of the Directors of NorthWestern Corporation ("NorthWestern Energy," "NorthWestern" or the "Company"), I am pleased to offer you the position of President and Chief Executive Officer of NorthWestern Corporation beginning August 14, 2008. If you accept this offer, you will also be appointed to the NorthWestern Corporation Board of Directors. The Company acknowledges that your residence is in Helena, Montana. You will have offices in both Sioux Falls, South Dakota and Butte, Montana.

1.	Your base salary will be $500,000 annually paid on a bi-weekly basis via direct deposit subject to future adjustment as determined by the Board of Directors.

2.

You will be eligible to participate in any and all NorthWestern Energy executive compensation plans existing now and those established in the future, including the Company's severance plan for officers and executives. You will also be eligible to participate in the benefit plans made available to all employees.

3.	For 2008 your short-term target incentive level is 70% of base salary and, your short term bonus, if any, will be prorated by the ratio 139/366.

4.

You will be granted twenty years of service credit solely for the purpose of calculating your Paid Time Off ("PTO"). PTO includes company holidays, two floating holidays and 200 hours of PTO annually. For 2008, you will receive PTO for all company holidays that occur after August 14, 2008 and 96 hours of PTO. The administration of PTO will be governed by the Company's policies that are applicable to all employees.

5.

Should your employment terminate for any reason other than resignation or for cause as defined by the Company's severance plan for officers and executives, before the end of the term of this Agreement, you will be entitled to an amount equal to the salary you would have been paid had the term of this Agreement been completed. However, no such payment shall be made unless you execute a waiver and release in favor of the Company, and in form that is satisfactory to the Company. This payment will be made in the same manner as any payments that are made under the severance plan for officers and executives. This payment is in addition to any payments made under the severance plan for officers and executives. Solely for purposes of illustrating the foregoing, should your employment terminate for any reason other than resignation or for cause prior to August 13, 2010, you would be entitled to: (a) the amount of salary you would have been paid through August 13, 2010; and (b) the amount to which you are entitled under the Company's severance plan in effect at the time of such termination for officers and executives, which is currently contemplated to be equal to one year's salary.

6.	This offer requires your:

i)

Representing and warranting, by signing this Agreement, that your employment by NorthWestern will not breach or violate any agreement that you are a party to and agreeing that you will indemnify and hold NorthWestern Corporation harmless from and against any claim or expense for any alleged breach or violation.

ii)	Signing the attached acknowledgment that you have read, understand and agree to follow NorthWestern Energy's Code of Business Conduct and Ethics and
iii)	Consenting to and receiving satisfactory results from
a.	a background check and
b.	drug testing in compliance with NorthWestern's policy and Department of Transportation regulations.

7.	All payments to you except those noted in paragraph 10 below shall be treated as ordinary income subject to applicable withholding taxes.

8.	The term of this Agreement is through August 13, 2010.

9.

You agree the only remedy for breach of this Agreement, including termination of your employment whether or not such termination is for cause, are the payments to be made to you, if any, that are described in paragraph 5 and severance payments under the Company's severance plan for officers and directors, if any, that may be due to you.

10.

To assist you in reviewing this offer and negotiating the terms of your employment you have chosen and engaged both counsel and financial advisors. You have also engaged a public relations consultant to assist in preparing for the public announcement of your appointment as President and Chief Executive Officer. The Company will reimburse you for these expenses for actual amounts incurred up to $25,000 pursuant to the Company's normal reimbursement policies.

11.	The Company is a Delaware corporation. You agree that Delaware law will govern the interpretation of this Agreement and that venue is proper in Delaware Courts.

Bob, the Board of Directors is very pleased to make this offer to you and enter into this Agreement. We look forward to your leadership at NorthWestern Corporation.

Very truly yours,

/s/ E. Linn Draper, Jr.

E. Linn Draper

Chairman of the Board of Directors NorthWestern Corporation

Agreed to and accepted by: /s/ Robert C. Rowe

Robert C. Rowe

Dated: August 12, 2008